Exhibit 99.1

PRESS RELEASE

Contact:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

Allos Therapeutics Initiates Phase 2b Study of PDX

in Patients with Non-small Cell Lung Cancer

Westminster, CO, January 7, 2008 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the initiation of patient enrollment in a Phase 2b, randomized, multi-center study comparing PDX (pralatrexate) and Tarceva ® (erlotinib) in patients with Stage IIIB/IV non-small cell lung cancer (NSCLC) who are, or have been, cigarette smokers who have failed treatment with at least one prior platinum-based chemotherapy regimen.

“We are pleased to advance the development of PDX in solid tumors,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “Advanced non-small cell lung cancer represents an area of high unmet medical need.  Based on PDX’s preclinical and clinical profile in non-small cell lung cancer, we believe that PDX has the potential to offer a new treatment option for patients with this challenging disease.”

The objective of the Phase 2b study is to compare the efficacy of PDX to that of Tarceva. The primary endpoint of the study is overall survival (OS). Secondary endpoints include response rate and progression-free survival (PFS), both compared to Tarceva, and the safety and tolerability of PDX.  The study will seek to enroll approximately 160 patients in up to 50 investigative sites worldwide.  Karen Kelly, Deputy Director, The University of Kansas Cancer Center, will serve as the study chair.

In this study, patients will be randomized 1:1 to either the PDX arm or the Tarceva arm.  Patients randomized to the PDX arm will receive PDX as an intravenous (IV) push administered on days 1 and 15 of a 4-week/28 day cycle. The initial dose of PDX will be 230 mg/m(2), which, based on defined criteria, may be increased to 270 mg/m(2) or reduced in 40 mg/m(2) decrements.  Patients randomized to the Tarceva arm will receive Tarceva 150 mg/day orally daily for the 4-week/28 day cycle. Patients in both arms will receive concurrent vitamin therapy of B12 and folic acid.

Information regarding this study is available at www.allos.com or the U.S. government’s clinical trials database at http://www.clinicaltrials.gov.

About Non-small Cell Lung Cancer

Lung cancer is the most common cause of cancer death in the United States. According to the American Cancer Society, an estimated 213,380 new cases of lung cancer will be diagnosed this year. Non-small cell lung cancer is the most common type of lung cancer, accounting for almost 80% of lung cancer cases. More people die of lung cancer than of breast, prostate and colorectal cancers combined.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. The Company believes these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and certain other DHFR inhibitors.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently being evaluated in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkins Lymphoma (NHL). For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the potential safety and efficacy profile of PDX for the treatment of NSCLC or any other type of cancer; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of this Phase 2 trial, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for PDX will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

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